Presentation For January 25, 2007

Annual Meeting Of Shareholders

Of The Laclede Group, Inc.

Chief Financial Officer’s Remarks:

Consolidated earnings for the quarter ended December 31, 2006 were $19.1 million or $.89 earnings per share compared to $26.2 million or $1.23 for the same period last year. This year-over-year decrease of $7.1 million or $.34 in earnings per share needs to be viewed in the appropriate context.

As we reported for our first quarter of last fiscal year, the majority of the increased earnings were driven by unprecedented margins on the purchase and sale by Laclede Gas and Laclede Energy Resources of natural gas in the Gulf coast. These increased margins resulted from a combination of higher price volatility and supply/demand imbalances in that region.

Therefore, the reduction in Laclede Group’s earnings for the first quarter of fiscal 2007 is largely attributable to margins returning to more historical levels as market volatility stabilized in that region.

Earnings reported by Laclede Gas, Missouri’s largest natural gas distribution utility, were $15.7 million, down $4.5 million compared to last year. The utility’s earnings declined primarily as a result of the lower margins on its off-system sales, as well as higher operating and depreciation expenses.

Laclede Energy Resources, Laclede Group’s non-regulated natural gas commodity services provider, posted earnings that were $1.6 million lower this quarter than the same period last year.

The earnings of SM&P Utility Resources, Laclede Group’s non-regulated underground facility locating and marking business, declined $.9 million compared with the same period last year. While revenues were higher, the decrease in earnings resulted from higher operating expenses, primarily due to growth and expansion.

One of the other key components of our operations is available liquidity. We utilize short-term borrowing primarily to pay for natural gas, much of which is bought in the spring and summer when prices have historically been more attractive. Short term borrowings outstanding at December 31 for Laclede Group totaled approximately $257 million. Putting that into perspective, between Laclede Group and Gas we currently have lines of credit in place totaling $370 million, $50 million of which matures in August 2008 and $320 million in December 2010.

Chief Executive Officer’s Presentation:

It is a solid start for 2007. Especially when you factor out the extraordinary off-system business levels of the first quarter of 2006 due to the fundamental disarray in last year’s Gulf coast market.

A little more than five years ago, The Laclede Group was formed, and at that time the management team introduced a strategy that focused on launching an overall growth component, along with a commitment to improving its core gas distribution business, Laclede Gas Company.

I am pleased to report that we are staying focused in these endeavors – a theme that was featured in our 2006 Laclede Group annual report, which I will briefly highlight.

With consolidated net earnings of $49 million, or $2.31 per share in fiscal 2006, the Laclede Group overall provided record earnings for our fourth consecutive year, exceeding last year by nearly $9 million.

The real performer was Laclede Energy Resources, or LER, the company’s non-regulated natural gas marketing unit. LER posted a $12.7 million year-over-year earnings improvement.

Throughout 2006, LER successfully managed difficult supply challenges and took advantage of marketing opportunities created by a very tumultuous period in the Gulf coast natural gas production area due to hurricanes Katrina and Rita. Market volatility was at an all-time high, enabling LER to successfully increase sales volumes by approximately 22% and operating revenues by approximately 47% over 2005. In addition, unprecedented pricing differentials between gas producing regions where LER does most of its business contributed to average sales margins being more than double those in 2005.

As we anticipated, volatility has decreased but, equally important, that marketplace in general is undergoing several fundamental changes – providing different challenges and new opportunities. We believe that new, non-conventional supply sources and major pipeline projects either currently under construction or in their planning stages will change the future pricing dynamics between the regions in which LER conducts business. To remain successful, LER must be able to anticipate and evaluate these changing dynamics and take the necessary actions to adapt over the next several years.

At SM&P Utility Resources (SM&P), even though 2006 operating revenues increased 15% over 2005, earnings were down $2.6 million due to higher-than-anticipated expenses related to growth, including expenses associated with the startup of new business in existing markets, and the resolution of a lawsuit filed in 2003. However, SM&P’s overall business fundamentals remain healthy, and we believe it has taken several necessary steps to strengthen its processes, business systems and management to create greater efficiency throughout the organization.

One of the critical factors to profitability at SM&P is the number of locates that the technician performs each time he or she stops the truck. This measure is known in the industry as density. In August 2006, SM&P significantly improved its density in Indiana when it acquired the assets of Reliant Services, LLC, an Indianapolis-based locating and marking company. The transaction included several major customer contracts, making SM&P the primary provider of locating and marking services in Indiana.

Turning now to Laclede Gas, earnings in 2006 were $28.8 million, down $1.7 million compared to 2005. Lower sales volumes due to continued conservation efforts by our customers and warmer than normal weather, as well as escalating operating and depreciation expenses were the primary reasons for the decline. These factors were partially offset by an increase in non-traditional revenues from off-system marketing activities.

Nevertheless, Laclede Gas experienced several notable events this past year. In February 2006, we purchased the assets of Fidelity Natural Gas, adding some 1,300 new customers to our Missouri Natural Gas operating division. Additionally, despite housing starts being down across the country, Laclede experienced a 30% increase in service applications for new homes, and we pursued and secured a new franchise in the growth area of northwest St. Charles County.

Additionally, in response to consumer requests for backup electric power systems, we partnered with several electrical contractors and equipment suppliers to sell and install residential and commercial natural-gas-fired electric generators. Going forward, we will continue to develop our presence in the natural gas specialty markets and offer our customers a variety of sales and service options to enhance their comfort and convenience with emerging natural-gas-fired products.

Cellnet Technology leads to better service

Back in July 2005, Laclede Gas joined a growing number of utilities across the country utilizing state-of-the-art technology to transition from a primarily manual system of reading gas meters to a fully automated meter reading system, known as AMR. The system, which is installed and maintained by Cellnet, utilizes wireless technology to transmit actual natural gas usage for billing and processing. Our utility has long struggled to obtain consistent actual usage data, primarily for the nearly 240,000 homes and businesses that have their meters located inside the premises, making it difficult to access. Upon completion, the Cellnet system will make our meter reading and billing process much more accurate as well as convenient for our customers. It will also essentially eliminate the need to bother customers by entering their homes to read their meters or requesting them to read their own meters, which in many cases leads to inaccuracies. Moreover, daily read capability will do away with the need for Laclede to physically visit the premise when service is simply transferred from one customer to another, saving millions of dollars each year in service initiation charges.

As of today, Cellnet has installed its meter reading devices on over 610,000 of Laclede’s roughly 650,000 meters. However, as expected with any major system-wide modification, the installation phase has not been without its challenges – some anticipated and others not. For the vast majority of our customers, the transition to automated meter reading has been essentially transparent. There have been some customers, however, that have encountered initial operational problems. While never acceptable, such problems do occur in a project of this magnitude, and Cellnet and Laclede have addressed, and continue to address, each issue as it comes up.

Through this process, you may have heard claims that the Cellnet automated meter reading system poses safety risks to our customers or to the public in general. These claims are simply not true. As with other companies who use Cellnet’s system here in Missouri and across the country, the system is safe and the modules do not compromise the integrity of our meters or distribution system.

As we approach the completion of Cellnet’s installation of the AMR devices across our system, we will, for the first time, be able to bill virtually all of our customers each month for natural gas that is actually consumed.

Regulatory compact

Looking toward major events in 2007, this past December, Laclede Gas filed a request with the Missouri Public Service Commission to provide multiple new service choices to our customers in conjunction with a general rate increase. The request proposes a comprehensive and innovative “regulatory compact” unlike anything we’ve done before. We use the phrase “regulatory compact” as an umbrella term for a single, cohesive package of mutually acceptable and mutually beneficial regulatory initiatives, designed to enhance the way in which Laclede provides and prices utility services for its customers. When boiled down to its essentials, the objectives of the compact are three-fold. The first is to provide Laclede’s customers with more choices in how their gas service from Laclede is priced, along with additional incentives and tools to conserve those services. Second, it is structured to better ensure that customers will pay only the true cost of those services by designing rates in a way that will prevent any significant over- or under-recovery of major cost items. Third, it would more closely align the interests of Laclede and its customers by giving Laclede a more realistic opportunity to recover the costs of providing reliable utility service in exchange for the opportunity for customers to share in any earnings that the company might achieve above its authorized rate of return as a result of the company’s efforts to contain costs and increase revenues.

The regulatory compact contains a variety of features to accomplish these objectives. First, it would provide an additional and more robust choice for customers desiring greater stability in the amount they pay each month for their utility service by implementing a new fixed price option under which customers would be able to lock in the price they pay for gas costs each year for their expected usage. The regulatory compact also contains a new conservation program that would reward customers with credits or rebates on their bills in increasing amounts based on how much weather-

normalized usage they have conserved. Promoting customer conservation with the attendant reduction in gas consumption is the single, most direct and most significant way that the commission, utilities and consumers can effectively work together to respond to and mitigate the impact of higher gas prices, and we believe our proposal is ideally suited to do just that.

Second, the regulatory compact better aligns the prices and costs of utility service so that customers pay only the true cost of their utility service by incorporating refinements to Laclede’s existing weather mitigation rate design to better ensure that the company’s distribution rates will not over- or under-recover its fixed distribution costs.

Third, the regulatory compact benefits customers in the event that Laclede Gas’s earnings might go above the return authorized by the commission, while still providing the company with additional incentives to reduce costs and maximize revenues from non-traditional sources for the net benefit of its customers. The compact contains a sharing mechanism under which the gas company’s earnings would be tracked on an on-going basis pursuant to certain earnings surveillance procedures. Should Laclede’s earnings exceed its authorized return over the three-year initial term of the compact for any reason, the mechanism would ensure that an increasing share of those additional earnings would be flowed through to Laclede’s customers.

There are a number of reasons why we believe it makes sense to move forward with this unique, comprehensive approach at this time. It is clear that we have entered a new period of higher energy prices in this country. While prices will continue to fluctuate and experience occasional declines, these higher price levels are likely to prevail for the foreseeable future. Our regulatory compact is designed, in part, to provide an effective response to this higher price environment. Second, over the past several years, Laclede Gas Company has struggled to earn the rates of return authorized by the commission for the service it provides. This is due in part to remarkably warmer weather in recent years and in part to earnings attrition between rate cases. As a result of the existing ratemaking structure, Laclede cannot recover on a timely basis its return on investment, or related depreciation expense, for much of the plant placed in service between rate cases. Third, Laclede’s customers, like customers of other utilities around the country, are increasingly requesting multi-year base rate stability similar to that provided by the terms of the compact.

This is an important endeavor for our company and our customers. In the coming months, we will work diligently with all stakeholders to successfully implement this exciting compact for the future.

150th anniversary

On March 2, 2007, we will celebrate a momentous milestone – the 150th anniversary of Laclede Gas Company and its predecessors being in business. I am very proud to be a part of this significant achievement.

We’re truly unique, in that few entities can claim such a rich history and tenure. We established ourselves as a building block of the business community early on. On May 26 1896, the Wall Street Journal published the initial Dow Jones index that included two companies still familiar to you today over 100 years later: The Laclede Gas Light Company and General Electric.

Originally known as The Laclede Gas Light Company, we helped usher in the age of modern energy. Since we pre-dated electricity, we initially provided St. Louis with gas street lights and then grew into gas lighting for the home. With the advent of electric lighting, we adapted and helped develop a home heating market, transforming ourselves into a viable natural gas distribution company, moving from manufactured gas to natural gas. The company has continued to grow and evolve. The formation of The Laclede Group in 2001 was the realization of a strategy focused on continued growth and stabilization of our utility business and primary source of revenue. It is this strategy that will carry us into the future. Today, we look forward to celebrating an event we can all be proud of – the 150th anniversary of Laclede Gas. In 2007, we will recognize the people in this room, those on the job as I speak, and all those who came before us. They are the ones who brought us to this moment, as we continue to write our history.

In addition, I wish to recognize the valuable service and dedication of our board of directors, past and present. All of us here today have greatly benefited from the dedication and insight of these fine people.

Today, Dr. Henry Givens, Jr., a long-time member of the Laclede Group board of directors, is retiring after serving on the board since 1992. During his tenure on the board, Henry served on the board’s audit, capital funds and compensation committees. Henry is the president of Harris-Stowe State University, a position he has held since 1979. In addition to his service to The Laclede Group, Henry is affiliated with numerous educational organizations and honor societies, including the American Association of State Colleges and Universities Board of Directors, the Missouri Coordinating Board for Higher Education, and the National Alliance of Black School Educators. The board and I will miss Henry’s insight and guidance.

While we say good-bye to Henry, the board has nominated Brenda D. Newberry to stand for election. Ms. Newberry became chairman and chief executive officer of The Newberry Group in 2006. From 1996 to 2005, she served as its President and Chief Executive Officer. Ms. Newberry founded The Newberry Group in 1996 with her husband, Maurice. The Newberry Group provides I.T. consulting services on a global basis, specializing in cyber-security services, information systems consulting and project management services. Today Brenda serves as its Chairperson and CEO. She is an experienced business and civic leader who will be a welcome addition to our board.

Additionally, we welcome Anthony V. Leness, who joined The Laclede Group board last summer after retiring as Managing Director, Investment Banking – Global Power and Energy Group at Merrill Lynch & Co. Inc., in New York City. Prior to joining Merrill Lynch, Tony was Senior Vice President of the energy group at White Weld & Co., Inc., in New York, where he spent 15 years as relationship manager for energy and other client companies. He also supervised capital market transactions, pipeline project financings, debt and equity financings and merger and acquisition transactions.

Additionally, I would also like to mention two new members of The Laclede Group family. First, Michael C. Geiselhart joined the company this past August as Vice President, Strategic Development and Planning. Mike has more than 20 years of experience in strategic, financial and corporate development, most of it within the telecommunication and cable television industries. Second, Kevin F. Beauchamp joined SM&P Utility Resources as its Chief Financial Officer last August. His experience as Vice President and Controller and Vice President of Operations with a national restaurant chain has prepared Kevin to provide the financial oversight and guidance necessary for SM&P to attain its corporate objectives and to grow profitably.

I also would like to note the promotion of Lynn D. Rawlings to Treasurer and Assistant Secretary. Lynn, who previously served as Assistant Treasurer, succeeds Ronald Krutzman, who retired in June after 36 years of service.

In closing, I would like to acknowledge and thank all of our employees, past and present, who have made and continue to make The Laclede Group a true success story. I would also like to thank our shareholders for your investment and support.

Corporate Secretary’s Report:

At the meeting, the corporate secretary will announce that prior to the meeting the company received proxies for over a majority of the issued and outstanding common shares representing the necessary votes in favor of the election of Brenda D. Newberry, Mary Ann Van Lokeren, Douglas H. Yaeger as directors, each to serve a three-year term expiring in the year 2010, the election of Anthony V. Leness as director to serve a two-year term expiring in the year 2009, and the ratification of Deloitte & Touche LLP as independent registered public accountant for fiscal year 2007.

Note: This presentation contains forward-looking statements within the meaning of section 21E of the Securities Exchange Act of 1934, as amended. The company's future operating results may be affected by various uncertainties and risk factors, many of which are beyond the company's control, including weather conditions, governmental and regulatory policy and action, the competitive environment and economic factors. For a more complete description of these uncertainties and risk factors, see the company's form 10-K for the year ended September 30, 2006, filed with the Securities and Exchange Commission.